Exhibit 99.1

Olympic Steel Reports Improved 2017 Full-Year and Fourth-Quarter Results

Full-Year Net Sales Climb 26% in 2017 and by 21% in Fourth-Quarter, Versus 2016

Full-Year 2017 Operating Income of $24 Million, Highest in Six Years

Company Achieves Record High Market Share in All Three Operating Segments in 2017

CLEVELAND--(BUSINESS WIRE)--March 2, 2018--Olympic Steel Inc., (Nasdaq: ZEUS), a national metals service center, today announced improved financial results for the full year and three months ended Dec. 31, 2017.

Full-Year 2017 Results

Full-year 2017 net sales climbed 26%, reaching $1.3 billion, compared with $1.1 billion in 2016. Increased year-over-year shipping volume and higher average selling prices throughout 2017 contributed to the net sales increase. Full-year 2017 net income (GAAP) improved to $19.0 million, or $1.67 per diluted share, compared with a net loss of $1.1 million, or $0.10 per share in 2016.

“Demand for metals improved during 2017, driven by stronger GDP growth in the U.S. and abroad,” said Chairman and Chief Executive Officer Michael Siegal. “Olympic Steel was, and remains, ideally positioned to support this rebound in U.S. industrial activity. The determined execution by our operations and sales teams resulted in our most profitable year since 2011.”

Strong pricing dynamics for metals and healthy demand have continued in early 2018, he added.

“Improving economic conditions have revitalized the U.S. manufacturing sector. Our customers are currently benefiting from recent tax legislation and higher capital equipment spending, and stand to gain further from potential infrastructure investments,” Siegal said. “We enter 2018 primed for growth and expect to prosper in this environment. With diversified products and superior customer service, combined with a strong balance sheet and an energized management team, we are poised for continued success.”

Fourth-Quarter 2017 Results

Fourth-quarter net sales increased 21% in 2017, to $308 million, which was up from $255 million in the same quarter of 2016. GAAP net income rose to $4.2 million in the fourth quarter of 2017, or $0.37 per diluted share, compared with a net loss of $2.1 million, or $0.19 per share in 2016’s fourth quarter.

In addition to increased shipping volume and higher sales prices, 2017 net income also benefited from a fourth-quarter $6.2 million deferred tax liability revaluation related to the Tax Cuts and Jobs Act. This was partially offset in the 2017 fourth quarter by $2.7 million in LIFO expense, a $1.0 million commercial settlement, and a write-off of $0.2 million in deferred financing expenses related to the Company’s new 5-year $400 million credit facility.

After adjusting for unusual items in 2017, and LIFO income in 2016, the adjusted net loss narrowed to $0.04 per share in 2017’s fourth quarter, compared with an adjusted net loss of $0.23 per share in the same quarter of 2016. Similarly, full-year 2017 adjusted net income increased to $1.18 per diluted share, up from an adjusted loss of $0.18 per share in 2016.

Olympic Steel, Inc.
Reconciliation of Net Income (Loss) Per Diluted Share
to Adjusted Net Income (Loss) Per Diluted Share
The following table reconciles adjusted net income (loss) per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income (loss) per diluted share (GAAP):	$0.37	$(0.19)	$1.67	$(0.10)
Excluding the following items:
Tax adjustment on retirement plan	-	-	0.16	-
Deferred tax liability adjustment from Tax Cuts and Jobs Act	0.54	-	0.54	-
LIFO (expense) income	(0.07)	0.04	(0.15)	0.08
Commercial settlement cost	(0.06)	-	(0.06)	-
Deferred financing fee write-off	(0.01)	-	(0.01)	-
Adjusted net income (loss) per diluted share (non-GAAP):	$(0.04)	$(0.23)	$1.18	$(0.18)

Conference Call and Webcast

A simulcast of Olympic Steel’s 2017 fourth-quarter and full-year earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. EST on March 2, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and any associated and threatened tariffs and duties; the availability and rising costs of transportation and logistical services; the successes of our efforts and initiatives to increase sales and earnings, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; the successes of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or http://ir.olysteel.com/Contact_Us?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2017	2015	2017	2016
	(unaudited)		(audited)
Net sales	$308,166	$254,904	$1,330,696	$1,055,116

Costs and expenses
Cost of materials sold (excludes items shown separately below)	248,366	203,494	1,055,212	820,040
Warehouse and processing	21,555	17,960	87,425	79,521
Administrative and general	16,960	15,001	69,659	63,054
Distribution	10,282	8,728	41,789	36,490
Selling	6,481	5,699	26,285	23,060
Occupancy	2,211	2,088	8,862	8,718
Depreciation	4,073	4,365	16,589	17,596
Amortization	222	222	889	889

Total costs and expenses	310,150	257,557	1,306,710	1,049,368

Operating income (loss)	(1,984)	(2,653)	23,986	5,748

Other income (loss), net	(42)	(13)	(118)	(55)

Income (loss) before interest and income taxes	(2,026)	(2,666)	23,868	5,693
Interest and other expense on debt	2,138	1,378	7,518	5,273
Income (loss) before income taxes	(4,164)	(4,044)	16,350	420
Income tax provision (benefit)	(8,351)	(1,940)	(2,613)	1,498

Net income (loss)	$4,187	$(2,104)	$18,963	$(1,078)

Earnings per share:

Net income (loss) per share - basic	$0.37	$(0.19)	$1.67	$(0.10)

Weighted average shares outstanding - basic	11,389	11,221	11,381	11,210

Net income (loss) per share - diluted	$0.37	$(0.19)	$1.67	$(0.10)

Weighted average shares outstanding - diluted	11,391	11,221	11,381	11,210

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31,
	2017	2016
	(audited)
Assets

Cash and cash equivalents	$3,009	$2,315
Accounts receivable, net	132,737	101,902
Inventories, net (includes LIFO debit of $5,337 and $8,045 as of Dec. 31, 2017, and 2016, respectively)	275,307	254,526
Prepaid expenses and other	8,333	6,197
Assets held for sale	750	-
Total current assets	420,136	364,940

Property and equipment, at cost	376,710	374,242
Accumulated depreciation	(229,062)	(218,476)
Net property and equipment	147,648	155,766

Intangible assets, net	22,980	23,869
Other long-term assets	13,394	11,493
Total assets	$604,158	$556,068

Liabilities

Current portion of long-term debt	$930	$1,825
Accounts payable	84,034	79,458
Accrued payroll	11,999	8,445
Other accrued liabilities	14,184	15,170
Total current liabilities	111,147	104,898
Credit facility revolver	196,235	164,599
Other long-term liabilities	12,048	10,062
Deferred income taxes	12,145	23,119
Total liabilities	331,575	302,678

Shareholders' Equity

Preferred stock	-	-
Common stock	129,453	128,619
Treasury stock	(337)	(609)
Retained earnings	143,467	125,380
Total shareholders' equity	272,583	253,390
Total liabilities and shareholders' equity	$604,158	$556,068

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended Dec. 31:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products(1)
	2017	2016	2017	2016	2017	2016
Tons sold[1]	258,074	244,938	21,175	19,012	NA	NA

Net sales	$199,811	$167,055	$53,411	$45,032	$54,944	$42,817
Average selling price per ton	774	682	2,522	2,369	NA	NA
Cost of materials sold[2]	161,359	136,979	45,786	37,452	41,221	29,063
Gross profit[3]	38,452	30,076	7,625	7,580	13,723	13,754
Operating expenses[4]	38,878	34,327	5,303	5,065	15,594	13,189
Operating income (loss)	$(426)	$(4,251)	$2,322	$2,515	$(1,871)	$565

Depreciation and Amortization	2,619	2,953	202	211	1,448	1,398

	Twelve Months Ended Dec. 31:
	(audited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products(1)
	2017	2016	2017	2016	2017	2016
Tons sold[1]	1,147,750	1,026,768	90,160	82,285	NA	NA

Net sales	$869,628	$670,983	$227,200	$189,930	$233,868	$194,203
Average selling price per ton	758	653	2,520	2,308	NA	NA
Cost of materials sold[2]	693,742	529,021	194,199	160,185	167,271	130,834
Gross profit[3]	175,886	141,962	33,001	29,745	66,597	63,369
Operating expenses[4]	158,000	146,333	21,761	19,904	62,029	55,656
Operating income (loss)	$17,886	$(4,371)	$11,240	$9,841	$4,568	$7,713

Depreciation and amortization	10,906	11,690	811	797	5,659	5,897

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]	Includes $1.2 million, and $2.7 million, of LIFO expense for the three and twelve months ended Dec. 31, 2017, respectively; and $0.8 million, and $1.5 million, of LIFO income for the three and twelve months ended Dec. 31, 2016, respectively	.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold.

Olympic Steel, Inc.
Segment Financial Information Cont.
(audited, in thousands, except per-share data)

	At Dec. 31,
	2017	2016
Assets
Flat products	$409,116	$363,626
Tubular and pipe products	194,787	192,088
Corporate	255	354
Total assets	$604,158	$556,068

Other Information:
	At Dec. 31,
	2017	2016

Shareholders' equity per share	$24.80	$23.11

Debt-to-equity ratio	0.72 to 1	0.66 to 1

	Twelve Months Ended
	Dec. 31,
	2017	2016

Net cash (used for) operating activities	$(19,041)	$(9,813)

Cash dividends per share	$0.08	$0.08

CONTACT:
IR Contact:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522